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                                                                    Exhibit 5.1



                                                 September 16, 1997


Box Hill Systems Corp.
161 Avenue of the Americas
New York, NY 10013

     Re:  Registration Statement on Form S-8

Gentlemen:

         As counsel to Box Hill Systems Corp., a New York corporation (the "Registrant") with respect to the above Registration Statement relating to the registration of (i) 2,392,500 shares of the common stock, par value $.01 per share (the "Common Stock") of the Registrant reserved for issuance pursuant to the Registrant's 1995 Incentive Program (the "Incentive Program") and (ii) 250,000 shares of Common Stock reserved for issuance pursuant to the Registrant's Employee Stock Purchase Plan (the "Purchase Plan"), we have examined copies of the Certificate of Incorporation and amendments thereto, By-laws of the Registrant, as amended, the Incentive Program, the Purchase Plan, minutes of relevant proceedings, unanimous consents of Directors and shareholders of the Company, and such other materials as we determined pertinent.

         Based on the foregoing, it is our opinion that:

         i. the 2,392,500 shares of Common Stock reserved for issuance pursuant to the Incentive Program, when paid for and issued pursuant to the terms of the Incentive Program, will be legally issued, fully paid and non-assessable; and

         ii. the 250,000 shares of Common Stock reserved for issuance pursuant to the Purchase Plan, when paid for and issued pursuant to the terms of the Purchase Plan, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,


                                            BROCK FENSTERSTOCK SILVERSTEIN
                                                  McAULIFFE & WADE LLC